Exhibit 99.1

CARMAX REPORTS FIRST QUARTER RESULTS

Richmond, Va., June 21, 2012 – CarMax, Inc. (NYSE:KMX) today reported results for the first quarter ended May 31, 2012.

•	Net sales and operating revenues increased 4% to $2.77 billion from $2.68 billion in the first quarter of last year.

•	Used unit sales in comparable stores were flat for the quarter.

•	Total used unit sales rose 3% in the first quarter.

•	Total wholesale unit sales declined 2% in the first quarter.

•	CarMax Auto Finance (CAF) income increased 8% to $75.2 million from $69.7 million in the prior year quarter.

•	Net earnings decreased 4% to $120.7 million, or $0.52 per diluted share, compared with $125.5 million, or $0.54 per diluted share, in the first quarter of fiscal 2012.

•	Net earnings were increased by $0.01 per share in the current year period and $0.03 per share in the prior year period as a result of favorable CAF loss experience.

First Quarter Business Performance Review

“Although comparable store used unit sales were flat, solid execution resulted in strong used and wholesale gross profit per unit and higher CAF income,” said Tom Folliard, president and chief executive officer. Total customer traffic and conversion at comparable stores were both similar to the prior year’s quarter.

Wholesale unit sales declined 2% in the first quarter of fiscal 2013, following increases of 32% and 52% in the first quarter of the two previous fiscal years. The decline reflected the challenging year-over-year comparison, as well as a shift in the calendar that resulted in one less Tuesday auction date. Absent the calendar shift, we estimate wholesale unit sales would have been similar to last year’s first quarter. Appraisal traffic remained higher than in the prior year; however, our appraisal buy rate was slightly below the prior year level.

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CarMax, Inc.

Other sales and revenues declined 9% compared with the prior year’s quarter primarily due to a mix shift among finance providers. Third-party subprime providers, who purchase subprime financings at a discount, originated 16% of used vehicle sales in the current quarter compared with 8% in the prior year quarter. In addition, CAF increased its share of financings, reducing fees received from other third-parties. The change in third-party finance fees was partially offset by an 11% increase in extended service plan (ESP) revenues, which resulted from an increase in ESP penetration and the growth in our retail vehicle sales.

Gross Profit. Total gross profit was $381.9 million in the first quarter of fiscal 2013 compared with $383.1 million in the prior year quarter, as an increase in used vehicle gross profit was offset by reductions in wholesale and other gross profit. Used vehicle gross profit increased 3%, to $249.4 million, primarily driven by the growth in used unit sales. Used vehicle gross profit per unit was virtually unchanged, at $2,221 per unit compared with $2,224 per unit in the prior year quarter.

Wholesale vehicle gross profit declined 5%, to $81.9 million, as a result of the 2% decrease in wholesale unit sales and a reduction in wholesale gross profit per unit to $980 from $1,013 in the prior year quarter. While below the prior year’s record amount, the $980 per unit still represented the second highest level of wholesale gross profit per unit in the company’s history.

Other gross profit declined 9% to $49.1 million from $54.2 million in the prior year period. The decrease was primarily due to the reduction in third-party finance fees.

CarMax Auto Finance. CAF income grew 8% to $75.2 million compared with $69.7 million in the first quarter of the prior year. Favorable CAF loss experience increased net earnings by $0.01 per share in this year’s first quarter and $0.03 per share in last year’s quarter. Excluding the loss favorability in both periods, the percentage growth in CAF income would have more closely resembled the increase in average managed receivables.

CAF’s average managed receivables grew 16% to $5.08 billion in the first quarter of fiscal 2013 compared with $4.39 billion in the prior year period. The growth reflected increased origination volume throughout fiscal 2012 and in the first quarter of fiscal 2013. Origination volumes benefited from an increase in CAF’s loan penetration, as we transitioned back to a pre-recession origination strategy and reduced the volume of loans sold to third-party providers. Originations also benefited from increased average selling prices and retail unit sales during fiscal 2012 and 2013. The allowance for loan losses increased modestly to 0.9% of managed receivables as of May 31, 2012, compared with 0.8% as of May 31, 2011, as the effect of the change in the credit mix was largely offset by favorable loss performance.

SG&A. Selling, general and administrative expenses increased 5% to $253.6 million from $241.7 million in the prior year’s first quarter. The increase in SG&A expenses reflected the addition of five stores to our base since the end of last year’s first quarter and higher growth-related costs, which include pre-opening and relocation expenses and the cost of building management bench strength. SG&A per retail unit increased to $2,217 versus $2,178 in the prior year’s quarter, reflecting the investment associated with this year’s higher store growth rate and the lack of overhead leverage resulting from flat comparable store used unit sales.

Superstore Openings. We plan to open ten superstores in fiscal 2013, double the number opened in fiscal 2012. During the first quarter of fiscal 2013, we opened two used car superstores, entering the Lancaster, Pennsylvania, and Bakersfield, California, markets. Subsequent to the end of the first quarter, we opened stores in Nashville, Tennessee, and Ft. Myers, Florida.

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CarMax, Inc.

Supplemental Financial Information

Sales Components

(In millions)	Three Months Ended May 31 (1)
	2012	2011	Change
Used vehicle sales	$2,188.9	$2,071.5	5.7%
New vehicle sales	55.5	61.9	(10.4)%
Wholesale vehicle sales	467.8	477.8	(2.1)%
Other sales and revenues:
Extended service plan revenues	51.3	46.3	10.7%
Service department sales	24.8	25.2	(1.4)%
Third-party finance fees, net	(13.8)	(3.3)	(318.4)%

Total other sales and revenues	62.3	68.2	(8.7)%

Net sales and operating revenues	$2,774.4	$2,679.4	3.5%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes

	Three Months Ended May 31
	2012	2011
Comparable store vehicle sales:
Used vehicle units	0%	6%
New vehicle units	0%	14%
Total	0%	6%

Used vehicle dollars	2%	11%
New vehicle dollars	3%	22%
Total	2%	12%

Total vehicle sales:
Used vehicle units	3%	8%
New vehicle units	(13)%	14%
Total	3%	8%

Used vehicle dollars	6%	13%
New vehicle dollars	(10)%	22%
Total	5%	13%

Unit Sales

	Three Months Ended May 31
	2012	2011
Used vehicles	112,291	108,511
New vehicles	2,107	2,435
Wholesale vehicles	83,541	85,062

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CarMax, Inc.

Average Selling Prices

	Three Months Ended May 31
	2012	2011
Used vehicles	$19,285	$18,902
New vehicles	$26,174	$25,288
Wholesale vehicles	$5,449	$5,469

Selected Operating Ratios

(In millions)	Three Months Ended May 31
	2012	% (1)	2011	% (1)
Net sales and operating revenues	$2,774.4	100.0%	$2,679.4	100.0%
Gross profit	$381.9	13.8%	$383.1	14.3%
CarMax Auto Finance income	$75.2	2.7%	$69.7	2.6%
Selling, general and administrative expenses	$253.6	9.1%	$241.7	9.0%
Earnings before income taxes	$195.6	7.1%	$202.7	7.6%
Net earnings	$120.7	4.4%	$125.5	4.7%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.

Gross Profit

(In millions)	Three Months Ended May 31
	2012	2011	Change
Used vehicle gross profit	$249.4	$241.3	3.3%
New vehicle gross profit	1.6	1.4	10.3%
Wholesale vehicle gross profit	81.9	86.2	(5.0)%
Other gross profit	49.1	54.2	(9.4)%

Total gross profit	$381.9	$383.1	(0.3)%

Gross Profit per Unit

	Three Months Ended May 31
	2012		2011
	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,221	11.4%	$2,224	11.6%
New vehicle gross profit	$755	2.9%	$593	2.3%
Wholesale vehicle gross profit	$980	17.5%	$1,013	18.0%
Other gross profit	$429	78.8%	$488	79.5%
Total gross profit	$3,338	13.8%	$3,453	14.3%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and the total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

(in millions)	Three Months Ended May 31
	2012		2011
	$	% (1)	$	% (1)
Interest and fee income	$120.3	9.5	$107.9	9.8
Interest expense	(25.1)	(2.0)	(28.5)	(2.6)

Interest margin	95.2	7.5	79.4	7.2
Provision for loan losses	(9.2)	(0.7)	1.0	0.1

Interest margin after provision for loan losses	86.0	6.8	80.4	7.3
Other gain	—	—	0.7	0.1
Direct CAF expenses	(10.8)	(0.9)	(11.4)	(1.0)

CarMax Auto Finance income	$75.2	5.9	$69.7	6.4

Total average managed receivables	$5,075.2		$4,387.8
Net loans originated	$786.8		$689.3

Ending allowance for loan losses	$46.6		$34.3

Warehouse facility information:
Ending funded receivables	$1,251.0		$924.0
Ending unused capacity	$349.0		$676.0

(1)	Annualized percent of total average managed receivables.

Earnings Highlights

(In millions except per share data)	Three Months Ended May 31
	2012	2011	Change
Net earnings	$120.7	$125.5	(3.8)%
Diluted weighted average shares outstanding	231.8	230.3	0.7%
Net earnings per share	$0.52	$0.54	(3.7)%

Planned Store Openings

We currently plan to open the following superstores within 12 months from May 31, 2012:

Location	Television Market	Market Status	Planned Opening Date
Nashville, Tennessee (1)	Nashville	Existing	Q2 Fiscal 2013
Fort Myers, Florida (1)	Fort Myers	New	Q2 Fiscal 2013
Naples, Florida	Fort Myers	New	Q2 Fiscal 2013
Des Moines, Iowa	Des Moines	New	Q3 Fiscal 2013
Oxnard, California	Los Angeles	Existing	Q3 Fiscal 2013
Denver (Federal Heights), Colorado	Denver	New	Q3 Fiscal 2013
Denver (Littleton), Colorado	Denver	New	Q3 Fiscal 2013
Jacksonville, Florida	Jacksonville	Existing	Q4 Fiscal 2013
Harrisonburg, Virginia	Harrisonburg	New	Q1 Fiscal 2014
Columbus, Georgia	Columbus	New	Q1 Fiscal 2014
Savannah, Georgia	Savannah	New	Q1 Fiscal 2014

(1)	Opened in June 2012.

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 21, 2012. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 89949497. A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on June 21, 2012, through September 19, 2012. A telephone replay also will be available through June 29, 2012, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 89949497.

Second Quarter Fiscal 2013 Earnings Release Date

We currently plan to release second quarter results on Thursday, September 20, 2012, before the opening of the New York Stock Exchange. We will host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investor.carmax.com in early September.

About CarMax

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune “100 Best Companies to Work For” for eight consecutive years, is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., we currently operate 112 used car superstores in 56 markets. The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service. During the fiscal year ended February 29, 2012, we retailed 408,080 used vehicles and sold 316,649 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in consumer credit availability related to our third-party financing providers.

•	Changes in the competitive landscape within our industry.

•	Significant changes in retail prices for used and new vehicles.

•	A reduction in the availability of or access to sources of inventory.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.

•	Events that damage our reputation or harm the perception of the quality of our brand.

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CarMax, Inc.

•	Factors related to geographic growth, including the inability to acquire or lease suitable real estate at favorable terms or to effectively manage our growth.

•	The loss of key employees from our store, regional or corporate management teams or a significant increase in labor costs.

•	The failure of key information systems.

•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers or manufacturer recalls.

•	The occurrence of severe weather events.

•	Factors related to the seasonal fluctuations in our business.

•	Factors related to the geographic concentration of our superstores.

•	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investor.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287. We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

Britt Farrar, Manager, Public Relations, (804) 747-0422, ext. 3473

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(In thousands except per share data)

	Three Months Ended May 31
	2012	% (1)	2011 (2)	% (1)

Sales and operating revenues:
Used vehicle sales	$2,188,907	78.9	$2,071,540	77.3
New vehicle sales	55,457	2.0	61,886	2.3
Wholesale vehicle sales	467,795	16.9	477,794	17.8
Other sales and revenues	62,261	2.2	68,197	2.5

Net sales and operating revenues	2,774,420	100.0	2,679,417	100.0
Cost of sales	2,392,505	86.2	2,296,322	85.7

Gross profit	381,915	13.8	383,095	14.3
CarMax Auto Finance income	75,179	2.7	69,661	2.6
Selling, general and administrative expenses	253,603	9.1	241,655	9.0
Interest expense	8,143	0.3	8,540	0.3
Interest income	285	—	103	—

Earnings before income taxes	195,633	7.1	202,664	7.6
Income tax provision	74,887	2.7	77,164	2.9

Net earnings	$120,746	4.4	$125,500	4.7

Weighted average common shares:
Basic	227,773		225,570
Diluted	231,802		230,278

Net earnings per share:
Basic	$0.53		$0.56
Diluted	$0.52		$0.54

(1)	Calculated as a percentage of net sales and operating revenues and sums may not equal totals due to rounding.
(2)	As disclosed in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, fiscal 2011 reflects the revisions to correct our accounting for sale-leaseback transactions.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands)

	May 31, 2012	May 31, 2011 (1)	Feb. 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$456,413	$156,003	$442,658
Restricted cash from collections on auto loan receivables	182,316	170,096	204,314
Accounts receivable, net	65,705	85,058	86,434
Inventory	1,210,196	1,116,341	1,092,592
Deferred income taxes	6,119	4,268	9,938
Other current assets	10,258	9,187	17,512

Total current assets	1,931,007	1,540,953	1,853,448

Auto loan receivables, net	5,132,163	4,483,612	4,959,847
Property and equipment, net	1,305,462	1,200,670	1,278,722
Deferred income taxes	130,583	118,412	133,134
Other assets	98,948	98,297	106,392

TOTAL ASSETS	$8,598,163	$7,441,944	$8,331,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$293,924	$288,073	$324,827
Accrued expenses and other current liabilities	108,733	110,205	128,973
Accrued income taxes	48,070	38,236	3,125
Short-term debt	791	1,172	943
Current portion of financing and capital lease obligations	14,730	12,758	14,108
Current portion of non-recourse notes payable	152,268	140,940	174,337

Total current liabilities	618,516	591,384	646,313

Financing and capital lease obligations, excluding current portion	349,648	364,479	353,566
Non-recourse notes payable, excluding current portion	4,672,921	4,001,122	4,509,752
Other liabilities	136,730	107,702	148,800

TOTAL LIABILITIES	5,777,815	5,064,687	5,658,431

TOTAL SHAREHOLDERS’ EQUITY	2,820,348	2,377,257	2,673,112

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,598,163	$7,441,944	$8,331,543

(1)	As disclosed in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, fiscal 2011 reflects the revisions to correct our accounting for sale-leaseback transactions.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Three Months Ended May 31
	2012	2011 (1)
Operating Activities:
Net earnings	$120,746	$125,500
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	22,982	19,629
Share-based compensation expense	15,592	15,010
Provision for loan losses	9,176	(1,047)
Loss on disposition of assets	192	191
Deferred income tax provision	7,511	8,426
Net decrease (increase) in:
Accounts receivable, net	20,729	34,539
Inventory	(117,604)	(66,864)
Other current assets	7,242	24,128
Auto loan receivables, net	(181,492)	(161,990)
Other assets	2,225	(3,034)
Net (decrease) increase in:
Accounts payable, accrued expenses and other current liabilities and accrued income taxes	(7,641)	40,920
Other liabilities	(15,178)	(10,504)

Net cash (used in) provided by operating activities	(115,520)	24,904

Investing Activities:
Capital expenditures	(47,636)	(31,046)
Decrease (increase) in restricted cash from collections on auto loan receivables	21,998	(9,044)
Increase in restricted cash in reserve accounts	(236)	(2,582)
Release of restricted cash from reserve accounts	6,382	3,193
Sales of money market securities, net	169	—
Purchases of investments available-for-sale	(1,096)	—

Net cash used in investing activities	(20,419)	(39,479)

Financing Activities:
(Decrease) increase in short-term debt, net	(152)	170
Payments on financing and capital lease obligations	(3,296)	(2,997)
Issuances of non-recourse notes payable	698,000	1,234,000
Payments on non-recourse notes payable	(556,900)	(1,105,599)
Equity issuances, net	2,529	(2,132)
Excess tax benefits from share-based payment arrangements	9,513	6,015

Net cash provided by financing activities	149,694	129,457

Increase in cash and cash equivalents	13,755	114,882
Cash and cash equivalents at beginning of year	442,658	41,121

Cash and cash equivalents at end of period	$456,413	$156,003

(1)	As disclosed in our Annual Report on Form 10-K for the fiscal year ended February 29, 2012, fiscal 2011 reflects the revisions to correct our accounting for sale-leaseback transactions.

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